Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Reports 2008 First Quarter Financial Results

Dacogen Royalty Revenue Increases 114% from Same Prior Year Period

DUBLIN, Calif., April 28, 2008 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2008.

Total revenues for the 2008 first quarter were $8.1 million, compared with $4.4 million for the same prior year period.  Total revenues for the 2008 first quarter consisted of $8.1 million in royalty revenue, compared with $3.8 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Co., Ltd. in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company recognizes royalty revenue on a cash basis when it is received from MGI PHARMA.  There was no net product revenue for the 2008 first quarter, compared with $621,000 for the same prior year period.  The decrease in net product revenue during the 2008 first quarter is due to the sale of the Company’s worldwide rights for Nipent® to Mayne Pharma (acquired by Hospira, Inc. in February 2007) in the prior year.

Total costs and operating expenses for the 2008 first quarter were $10 million, compared with $8.9 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for the 2008 first quarter were higher research and development costs related to increased product development activities, including ongoing clinical trial costs, partially offset by lower cost of product revenue, a reduction in stock-based compensation expense, lower sales and marketing expenses, as well as a gain on sale of products resulting from the sale of the Company’s North American rights for Nipent and Surface Safe® to Mayne Pharma.  The gain on sale of products for the 2008 first quarter of $1 million represents receipt of an indemnification holdback paid by Mayne Pharma to the Company in February 2008 after expiration of a contractual holding period.  There was no similar gain in the same prior year period. Stock-based compensation expense, which is included in operating expenses, was $747,000 for the 2008 first quarter, compared with $1.2 million for the same prior year period.

The Company reported a net loss for the 2008 first quarter of $1.1 million, or $0.02 per share, compared with a net loss of $3.3 million, or $0.06 per share, for the same prior year period.

As of March 31, 2008, the Company had approximately $90.8 million in current and non-current unrestricted cash, cash equivalents and marketable securities.

“We are pleased to end the 2008 first quarter with nearly the same amount of cash, cash equivalents and marketable securities that we had at the end of 2007, given that we have considerably advanced the development of MP-470, our clinical-stage tyrosine kinase

(TK) inhibitor and Rad51 suppressor, and SGI-1776 and S-110, two of our pre-clinical stage compounds,” said Dr. James Manuso, SuperGen’s President and Chief Executive Officer.  “We are on schedule to begin Phase 1 clinical trials with SGI-1776 before year-end.  Dacogen royalty revenues have continued to largely offset our operating expenses and productivity has been further enhanced across the discovery and development functions.”

2008 Revised Financial Guidance

The Company expects to report royalty revenue for 2008 in a range from $32 million to $35 million.  The Company’s royalty revenue is initially based on the annual end user guidance of approximately $157 million for 2008 provided by Eisai Co., Ltd. in their quarterly conference call in early February 2008.  The Company recognizes royalty revenue on a cash basis when it is received.  The Company also expects to record additional milestones that relate to the sale of products to Mayne Pharma that are estimated in a range from $1.6 million to $2.6 million.  No other cash flows resulting from business development transactions are currently reflected in the 2008 financial guidance.  Research and development expenses for 2008 are expected to total approximately $34 million to $36 million with the growth over 2007 influenced by increasing costs related to clinical trial programs such as MP-470, ongoing pre-clinical product development efforts and increasing investment in the discovery, pre-clinical, manufacturing, regulatory and clinical development operations of the Company.  The Company expects to record a non-cash charge during 2008 of approximately $5.2 million for acquired in-process research & development resulting from a milestone payment to the former Montigen stockholders.  This payment is contingent on the filing of an Investigational New Drug (IND) application with the Food and Drug Administration (FDA) of a second drug emanating from the acquired technology.  Selling, general and administrative expenses for 2008 are expected to total approximately $13.5 million. Included in the 2008 total operating expenses are non-cash stock-based compensation expenses of approximately $4 million.   Based on the revised 2008 financial guidance the Company is estimating a loss from operations in a range of between $17 million to $19 million.  The Company expects average shares outstanding for 2008 to be approximately 58 million common shares.

Recent Corporate Events:

•                  April 2008:  The Company had multiple abstracts accepted for oral and poster presentation at the American Association of Cancer Research (AACR) Annual Meeting, which took place April 12-16 in San Diego, California.  Highlights of the presentations are included below:

•                  SGI-1776, our lead PIM kinase inhibitor, was found to cause tumor regression in acute myologenous leukemia (AML) xenograft models (Abstract No. 4974).  In an oral presentation entitled, “A potent small molecule PIM kinase inhibitor with activity in cell lines from hematological and solid malignancies,” Dr. Steven Warner, SuperGen’s Manager, Discovery Biology, detailed how scientists used the Company’s CLIMBTM technology to build a model that allowed for the creation of small molecule PIM kinase inhibitors.  SGI-1776 was identified as a potent and selective inhibitor of the PIM kinases, inducing apoptosis and cell cycle arrest, thereby causing a reduction in phospho-BAD levels and enhancement of

mTOR inhibition in vitro.  SGI-1776 induced significant tumor regression in MV-4-11 (AML) and MOLM-13 (AML) xenograft models.

•                  MP-470, a clinical-stage multi-targeted tyrosine kinase inhibitor and Rad51 suppressor, was shown to be bioavailable and safe in humans (Abstract No. 4083).  The presentation entitled, “MP-470, a potent oral Rad51 suppressor is safe and tolerable in first-in-human study,” summarized the data indicating that MP-470 can be safely administered in doses of up to 900 mg per day.  Additionally, it was found that Rad51 expression is modulated in a dose-dependent manner.  This is consistent with pre-clinical studies where MP-470 was shown to sensitize cancer cells to DNA damaging agents and radiation therapy by suppressing Rad51, a protein responsible for repair of double strand DNA breaks in cancer cells.

•                  MP-470 was shown to effectively sensitize prostate and breast cancer cells to erlotinib (Abstract No. 671).  The presentation entitled, “Inhibition of erlotinib resistance on HER-family tyrosine kinases by combination with MP-470, a multi-targeted TK inhibitor in prostate and breast cancer,” highlighted data indicating that the combination of MP-470 and erlotinib inhibits the binding of the p85 subunit of PI3K.  The poster outlined the enhanced impact of the combination of MP-470 and erlotinib, compared to either agent alone in reducing phosphorylation of Akt, ERK1/2, EGFR/HER1, HER2/Neu, and HER3.

•                  S-110, a DNA methyltransferase inhibitor, demonstrated an improved in vivo efficacy profile over decitabine (Abstract No. 2613).  The presentation  entitled, “Decitabine administered as a Dinucleotide prodrug increases its in vivo efficacy due to enhanced drug delivery and stability,” highlighted data indicating that S-110 showed robust anti-tumor activity in prostate and cisplatin-resistant ovarian carcinoma xenograft models. Additionally, S-110 restored sensitivity to cisplatin in the ovarian cancer model. Reduced toxicity was observed along with an increased half-life compared to decitabine.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2008 first quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s web site at http://ir.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

Based in Dublin, California, SuperGen, Inc. is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectation that it will receive the balance of the purchase price for Nipent from Mayne Pharma, expectations regarding the various abilities of MP-470, including its multi-arm Phase 1b clinical trial, expectations about the efficacy of S-110, expectations about revenue, gains from sales of non-core assets and operating expenses, expectations regarding the filing of a second IND with the FDA, as well as SuperGen’s expectations and successful development of all its pipeline products.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP-470, S-110 or SGI-1776, the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent and Surface Safe to Mayne Pharma, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Mary M. Vegh
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications & Business Development Tel: (925) 560-0100	Manager, Investor Relations Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: mary.vegh@supergen.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenues:
Net product revenue	$—	$621
Royalty revenue	8,138	3,794
Total revenues	8,138	4,415

Costs and operating expenses:
Cost of product revenue	—	221
Research and development	7,946	5,063
Selling, general, and administrative	3,077	3,575
Gain on sale of products	(1,000)	—
Total costs and operating expenses	10,023	8,859

Loss from operations	(1,885)	(4,444)

Interest income	806	944
Other income (expense)	9	1
Loss before income tax benefit	(1,070)	(3,499)

Income tax benefit	—	170

Net loss	$(1,070)	$(3,329)
Basic and diluted net loss per comon share	$(0.02)	$(0.06)
Weighted average shares used in basic and diluted net loss per common share calculation	57,520	55,456

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$86,305	$78,055
Marketable securities	—	9,375
Accounts receivable, net	45	71
Accounts receivable from Mayne Pharma	7	58
Prepaid expenses and other current assets	1,309	728
Total current assets	87,666	88,287

Marketable securities, non-current	4,457	3,419
Property, plant and equipment, net	4,612	4,435
Goodwill	731	731
Other intangibles, net	426	532
Restricted cash and investments, non-current	2,564	2,536
Other assets	508	508
Total assets	$100,964	$100,448

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,154	$2,327
Accrued liabilities	356	687
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Mayne Pharma	600	600
Accrued payroll and employee benefits	3,141	2,782
Total current liabilities	6,816	6,961

Deferred rent	789	832
Total liabilities	7,605	7,793

Total stockholders’ equity	93,359	92,655
Total liabilities and stockholders’ equity	$100,964	$100,448